Registration No. 333-


SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549



FORM S-8
Registration Statement Under
the Securities Act of 1933


MOTOROLA, INC.
(Exact Name of Registrant as Specified in its Charter)

         Delaware                                      36-1115800
  (State or Other Jurisdiction of                   (I.R.S. Employer
   Incorporation or Organization)                  Identification No.)

1303 East Algonquin Road
Schaumburg, Illinois  60196
(Address of Principal Executive Offices)

MOTOROLA, INC.
Management Deferred Compensation Plan
(Full Title of the Plan)

       Carl F. Koenemann                            Telephone number,
   Executive Vice President and                   including area code,
    Chief Financial Officer                      of agent for service:
       Motorola, Inc.                                (847) 576-5000
   1303 East Algonquin Road
  Schaumburg, Illinois 60196
	(Name and Address of Agent For Service)


                          CALCULATION OF REGISTRATION FEE

                                       Proposed    Proposed
   Title of                             Maximum     Maximum
  Securities                 Amount    Offering    Aggregate  Amount of
    to be                    to be       Price     Offering  Registration
  Registered (1)           Registered  Per Share   Price (2)     Fee

Motorola MDCP Obligations 	$32,000,000   100%    	$32,000,000   $ 8,000.00


(1) The Obligations under the Motorola Management Deferred Compensation Plan (the "Plan") are unsecured debt obligations of Motorola, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

          The following documents filed by Motorola, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (File No. 1-7221) are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act").

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended April 1, 2000, July 1, 2000 and September 30, 2000.

     (3) The Company's Current Reports on Form 8-K dated January 5, 2000 (as amended by Amendment No. 1 thereto filed on Form 8-K/A on March 17,
2000) and March 23, 2000 (as amended by Amendment No. 1 thereto filed on Form 8-K/A on March 24, 2000, Amendment No. 2 thereto filed on Form 8-K/A on June 2, 2000 and Amendment No. 3 thereto filed on Form 8-K/A on November 7, 2000).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents; (such documents and the documents enumerated above being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for this purpose to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.  Description of Securities.

     The Plan was approved by the Company's Compensation Committee to be effective on or after January 1, 2001. The $32,000,000 debt Obligations (the "Obligations") being registered herein pursuant to this Registration Statement are to be offered to certain eligible employees of Motorola and the members of Motorola's Board of Directors ("Participants") pursuant to the terms of the Plan.

     The amount of compensation deferred by each Participant is determined in accordance with each Participant's election. Obligations in an amount equal to each Participant's Deferral Account (consisting of deferred compensation for a plan year and any earnings or losses in value thereon) will be payable on the withdrawal date either elected by the Participant or upon the occurrence of certain events as provided under the Plan.

     Under the Plan, Obligations earn or lose value based on the investment performance of one or more of the various investment funds offered under the Plan and selected by the Participants. However,
Motorola is not obligated to invest in such funds.   The investment funds
are used only for purposes of crediting or debiting the Participants' Deferral Accounts with deemed earnings or losses. Participants have no actual investment in these funds.

     The Obligations cannot be alienated, sold, transferred, assigned, pledged, attached, garnished or otherwise encumbered, and pass only to a survivor beneficiary designated under the Plan, or as provided by the terms of the Plan.

     The Obligations are general unsecured obligations of Motorola to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of Motorola, and rank "pari passu" with other unsecured and unsubordinated indebtedness of Motorola from time to time outstanding. "Pari passu" is a Latin expression used in conversation by certain lawyers, accountants and other business professionals, meaning ratably or without preference.

     The Obligations are not convertible into another security of Motorola. The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of Motorola. Neither will the Obligations have the benefit of any lien on any specific property of Motorola.

     The Obligations, and the earnings and losses related thereto, are held as a Motorola asset within a special trust, called a "Rabbi Trust."
  The Rabbi Trust is intended to protect the Obligations from being used for any purpose other than to pay the promised benefit to the Participants. The Rabbi Trust does not protect the Obligations in the event of Motorola's bankruptcy or insolvency.

     Motorola reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's Deferral Accounts as of the date of such amendment or termination.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the shares offered under the Registration Statement is being passed upon for the Company by Carol H. Forsyte, Vice President Corporate & Securities in the Company's Law Department. As of December 1, 2000, Ms. Forsyte owned 3,801 shares of Common Stock and held options to purchase 35,499 shares of which 18,199 shares were currently exercisable.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.
    The Registrant's Restated Certificate of Incorporation, as amended, and its Directors' and Officers' Liability Insurance Policy provide for indemnification of its directors and officers against certain liabilities.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

     5.     Opinion and consent of Carol Forsyte, Vice President
            Corporate and Securities, Motorola, Inc.
     23(a)  The consent of KPMG LLP.
     23(b) The consent of Carol Forsyte, Vice President Corporate and Securities, Motorola, Inc. is included in Exhibit 5.
     23(c)  The consent of Deloitte & Touche LLP.

Item 9.  Undertakings.

     The registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois, on the 8th day of November, 2000.

                                   MOTOROLA, INC.


                                  By: /s/Carl F. Koenemann
                                      Carl F. Koenemann,
                                      Executive Vice President and
                                      Chief Financial Officer



                             POWER OF ATTORNEY

     Each of the hereby constitutes and appoints Christopher B. Galvin, Robert L. Growney, Carl F. Koenemann and Anthony M. Knapp, and each of them, as attorneys for him and in his name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of November, 2000.

         Signature                                  Title


/s/ Christopher B. Galvin
Christopher B. Galvin                      Chairman of the Board and
                                           Chief Executive Officer
                                           (Principal Executive Officer)
/s/Carl F. Koenemann
Carl F. Koenemann                          Executive Vice President and
                                           Chief Financial Officer
                                           (Principal Financial Officer)
/s/Anthony M. Knapp
Anthony M. Knapp                           Senior Vice President and
                                           Controller
                                           (Principal Accounting Officer)


Francesco Caio                             Director

/s/Ronnie C. Chan
Ronnie C. Chan                             Director

/s/H. Laurance Fuller
H. Laurance Fuller                         Director

/s/Robert W. Galvin
	Robert W. Galvin                           Director

/s/Robert L. Growney
	Robert L. Growney                          Director

/s/Anne P. Jones
	Anne P. Jones                              Director


	Judy C. Lewent                             Director

/s/Dr. Walter E. Massey
	Dr. Walter E. Massey                       Director

/s/Nicholas Negroponte
	Nicholas Negroponte                        Director


	John E. Pepper, Jr.                        Director

/s/Samuel C. Scott III
	Samuel C. Scott III                        Director

/s/Gary L. Tooker
	Gary L. Tooker                             Director

/s/B. Kenneth West
	B. Kenneth West                            Director

/s/Dr. John A. White
	Dr. John A. White                          Director




                               EXHIBIT INDEX

Exhibit Number                     Description

   5                               Opinion and consent of Carol Forsyte,
                                   Vice President, Corporate and
                                   Securities, Motorola, Inc.

   23(a)                           The Consent of KPMG LLP.

   23(b)                           The Consent of Carol Forsyte,
                                   Vice President, Corporate and
                                   Securities, Motorola, Inc. is included
                                   in Exhibit 5.

   23(c)                           The Consent of Deloitte & Touche LLP


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